Telefónica Brasil S.A.

Avenida Engenheiro Luis Carlos Berrini, 1376, 28th Floor

04571-936 São Paulo — SP

Brazil

February 17, 2023

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Telefónica Brasil S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the U.S. Securities and Exchange Commission on February 17, 2023. This disclosure can be found on pages 64 to 65 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

TELEFÓNICA BRASIL S.A.

By:	/s/ David Melcon Sanchez-Friera
Name: David Melcon Sanchez-Friera
Title: Chief Financial Officer